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                                                                     EXHIBIT 5.1

                                                               December 10, 1993

Centocor, Inc.
200 Great Valley Parkway
Malvern, PA 19355

  Re: Offer by Centocor, Inc. to exchange $40, payable in shares of Centocor, Inc. common stock, for each unit (a "Unit"), each unit consisting of one share of Tocor II, Inc. callable common stock, one Series T Warrant to Purchase one share of Centocor common stock and one callable Warrant to Purchase one share of Centocor common stock (the "Exchange Offer")

Gentlemen:

  I have acted as Vice President, Corporate Counsel and Secretary of Centocor, Inc. (the "Company") in connection with the proposed issuance of a maximum of 7,200,000 shares (the "Shares") to holders of Units in connection with the Exchange Offer.

  The opinion expressed below is based on the assumption that the Registration Statement relating to the shares filed with the Securities and Exchange Commission on December 10, 1993 will become effective.

  In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, or such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion.

  For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

  Based on the foregoing, I am of the opinion that the shares have been duly authorized and, when issued and delivered upon consummation of the Exchange Offer, will be legally issued, fully paid and nonassessable.

  I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the heading "Validity of the Centocor Common Stock" in the Prospectus included in the Registration Statement.

                                          Very truly yours,

                                          GEORGE D. HOBBS